Samaritan Pharmaceuticals, Inc. and Samaritan Pharmaceuticals Ireland Ltd., agreement with Pharmaplaz Ltd., Research, Development and Commercialization Collaboration Agreement

This Agreement (“Licensing Collaboration”) between Samaritan Pharmaceuticals, Inc. and Samaritan Pharmaceuticals Ireland Ltd. (“Samaritan”) with Pharmaplaz Ltd. (“Pharmaplaz”) is made and entered into as of this 9th day of March, 2007. Samaritan and Pharmaplaz have entered into this agreement for the purpose of allocating between the parties certain rights relating to an SP-01A project to be carried out by Pharmaplaz and Samaritan (hereinafter referred to as the “PARTIES”).

1. Licensing Collaboration Samaritan hereby issues a collaboration license to Pharmaplaz for SP-01A (an HIV oral entry inhibitor) which includes all pending or issued patent rights, technology rights, technical know how, and rights to inventions made by Samaritan.

2. Financial and Contractual Terms

a. Upon execution of this Licensing Collaboration, Pharmaplaz agrees to pay Samaritan as follows:

Payment 1	March 16, 2007	US$1,400,000

Payment 2	September 16, 2007	US$8,600,000

b. Samaritan will be responsible for all future patent expenses, including filing, prosecution, and enforcement expenses.

c. The term of Licensing Collaboration is the longer duration of the patent rights or technology rights.

d. Pharmaplaz will pay for and be responsible for future research and development to bring the technology to market. Samaritan will assist and consult freely with Pharmaplaz to advance SP-01A. If requested by Pharmaplaz, Samaritan will perform sponsored research regarding SP-01A. Samaritan will participate as Principal Investigators in applications for NIH grants, or other grants applications to advance SP-01A, if requested by Pharmaplaz.

e. Samaritan and Pharmaplaz will each take 50% of all revenues stemming from SP-01A.

3. Closing Conditions – This Licensing Collaboration becomes binding on both parties following the remittance of the of US$1,400,000 on March 16, 2007.

4. Press Release - All press releases and other public announcements and announcements to customers, suppliers, license or regulatory agencies, or employees regarding this transaction will be prepared jointly by Samaritan and Pharmaplaz. Samaritan retains the right to make such disclosures as may be required by applicable law.

5. Binding Effect, Counterparts, Miscellaneous - This agreement is intended to be a binding agreement between the parties hereto and is intended to be an expression of mutual understandings until definitive agreements are executed and delivered. This Letter may not be assigned without the other party’s consent.

Agreed:

Pharmaplaz

By: /s/ Michela Macken Date: March 9, 2007
Micheal Macken, CEO

Samaritan Pharmaceuticals, Inc.

By: /s/ Janet Greeson Date: March 9, 2007
Janet Greeson, CEO

Samaritan Pharmaceuticals Ireland, Ltd.

By: /s/ Eugene Boyle Date: March 9, 2007
Eugene Boyle, CFO